Exhibit 99.1
Matrixx Initiatives, Inc. Resolves Arizona Litigation
January 19, 2005– PHOENIX — Matrixx Initiatives, Inc. (Nasdaq: MTXX) and Charles S. Zimmerman, on behalf of the Plaintiffs’ Settlement Group, today announced the parties to product liability suits against Matrixx Initiatives, Inc. and Zicam LLC in Arizona have reached an amicable agreement which ends the litigation. Under the agreement, approximately 340 plaintiffs who alleged loss of smell arising out of their use of the Zicam® Cold Remedy Nasal Gel product will dismiss their cases with prejudice in return for participating in a voluntary Settlement Program which will determine how each plaintiff’s claim should be resolved in accordance with a medical protocol. The Company will be paying $100,000 to administer the Program and $11,900,000 to fund the awards which will be made. For additional information, contact Charles S. Zimmerman on behalf of the Plaintiffs’ Settlement Group, 602-300-9707 or 800-755-0098, or on behalf of Matrixx, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Manager of Investor Relations, at 602-385-8881.
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